Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Immunovant, Inc. for the registration of its common stock, preferred stock, debt securities, and warrants and to the incorporation by reference therein of our reports dated May 20, 2026, with respect to the consolidated financial statements of Immunovant, Inc., and the effectiveness of internal control over financial reporting of Immunovant, Inc., included in its Annual Report (Form 10-K) for the year ended March 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

November 9, 2026